Exhibit 2.1

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

This First Amendment (this “Amendment”) to that certain Stock Purchase Agreement, dated as of February 8, 2017, by and among FB Financial Corporation, a Tennessee corporation (“Buyer”), FirstBank, a Tennessee state banking corporation and a wholly-owned subsidiary of Buyer (“Buyer Bank”), Clayton HC, Inc., a Tennessee corporation (“Seller”), Clayton Bank and Trust, a Tennessee state bank and wholly-owned subsidiary of Seller (“CBT”), American City Bank, a Tennessee state bank and wholly-owned subsidiary of Seller (“ACB”), and James L. Clayton, a significant shareholder of Seller (“Clayton”), is made and entered into as of May 26, 2017 by and among Buyer, Buyer Bank, Seller, CBT, ACB and Clayton.

WITNESSETH

WHEREAS, Buyer, Buyer Bank, Seller, CBT, ACB and Clayton are parties to that certain Stock Purchase Agreement, dated as of February 8, 2017 (the “Agreement”), pursuant to which Buyer and Buyer Bank will acquire CBT and ACB from Seller;

WHEREAS, the parties hereto desire by this Amendment to amend certain provisions of the Agreement pursuant to Section 12.02 of the Agreement as more fully set forth hereinafter.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as set forth herein:

Section 1.    Capitalized Terms. Unless otherwise defined herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Section 2.    Amendments to the Agreement. The amendments to the Agreement set forth in this Section 2 shall be effective as of the date hereof.

(a)    Section 1.02 – Buyer Payments. Section 1.02 of the Agreement shall be replaced in its entirety with the following Section 1.02:

“Section 1.02    Buyer Payments.

(a)    Seller shall receive the following consideration from Buyer and Buyer Bank as consideration for the Bank Shares:

(i)    1,521,200 shares of Buyer’s common stock (the “Stock Consideration”), $1.00 par value per share (the “Buyer Common Stock”).

(ii)    One Hundred Twenty Four Million Two Hundred Thousand Dollars ($124,200,000) in immediately available funds (the “Cash Consideration”).

(iii)     Subject to adjustment as set forth in Section 1.02(b), Sixty Million Dollars ($60,000,000) in aggregate principal amount (the “Principal Amount”) of Buyer Bank’s 5.5% Fixed-to-Floating Rate Subordinated Note due 2027 (the “Debt Consideration”, and together with the Stock Consideration and the Cash Consideration, the “Buyer Consideration”), in the form attached hereto as Exhibit C.

(b)    Notwithstanding Section 1.02(a)(iii), Buyer and the Buyer Bank shall have the option, in their sole discretion, to reduce the Principal Amount of the Debt Consideration to be issued to Seller at the Closing by paying the Seller an additional amount in immediately available funds at the Closing equal to such reduced Principal Amount. For illustrative purposes only, if the Buyer or Buyer Bank determine to pay Seller an additional Twenty Million Dollars ($20,000,000) at Closing, then Buyer Bank shall issue the Debt Consideration with an aggregate principal amount of Forty Million Dollars ($40,000,000). For the avoidance of doubt, Buyer and Buyer Bank shall be permitted to eliminate the Debt Consideration entirely by paying an additional Sixty Million Dollars ($60,000,000) in immediately available funds to Seller at the Closing. Any amounts in immediately available funds paid by Buyer or Buyer Bank pursuant to this Section 1.02(b) shall be considered Cash Consideration for purposes of this Agreement.”

(b)     Section 2.02 – Transactions at Closing. Section 2.02(b) of the Agreement shall be replaced in its entirety with the following Section 2.02(b):

“(b) Buyer and Buyer Bank shall deliver, or shall cause to be delivered, to Seller (i) the Stock Consideration from the Buyer, (ii) the Cash Consideration, (iii) the Debt Consideration from the Buyer Bank, if any, (iv) the Special Cash Dividend Make-Whole Payment, if any, and (v) the items set forth in Section 6.02 that are required to be delivered at Closing. The documents and certificates to be delivered hereunder by or on behalf of Buyer and Buyer Bank on the Closing Date shall be in form and substance reasonably satisfactory to Seller and its counsel. The Cash Consideration and the Special Cash Dividend Make-Whole Payment, if any, shall be paid by Buyer or Buyer Bank to Seller by wire transfer in immediately available funds to an account designated by Seller in writing to Buyer no later than three (3) Business Days prior to the Closing.”

(c)    Section 3.35 – Seller Information. Section 3.35 of the Agreement shall be replaced in its entirety with the following Section 3.35:

“Section 3.35    Seller Information. The information relating to Seller and its Subsidiaries that is provided by or on behalf of Seller for inclusion in the Proxy Statement or any Registration Statement or other disclosure document with respect to a Qualified Offering, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Stock Purchase, Bank Merger or other transactions contemplated herein, will not (with respect to the Proxy Statement, as of the date the Proxy Statement is first mailed to Buyer’s shareholders and as of the date of the Buyer Meeting, and with respect to any Registration Statement or other disclosure document with respect to a Qualified Offering, as of the date of such document, and with respect to any application or other document filed or submitted to any Governmental Authority, as of the date filed or submitted, as applicable) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement and any Registration Statement relating to Seller and its Subsidiaries and other portions thereof within the reasonable control of Seller and its Subsidiaries will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, as applicable.”

(d)    Section 3.40 – Investment Representations. The following paragraph shall be added to Section 3.40 of the Agreement as Section 3.40(f):

“(f)    Neither Clayton, the Seller nor the Seller Banks beneficially own any shares of Buyer Common Stock or, other than the right to acquire the Stock Consideration pursuant to this Agreement, have the right to acquire any shares of Buyer Common Stock pursuant to any subscriptions, options, warrants, calls, rights, commitments or agreements of any character.”

(e)    Section 4.03 – Capital Stock. The following paragraph shall be added to Section 4.03 of the Agreement as Section 4.03(b):

“Based on 24,160,643 shares of Buyer Common Stock outstanding as of the date of this Amendment, following the Closing, Seller will beneficially own less than 5% of the outstanding shares of Buyer Common Stock.”

(f)    Section 4.09 – Buyer Information. Section 4.09 of the Agreement shall be replaced in its entirety with the following Section 4.09:

“Section 4.09    Buyer Information. As of the date of the Proxy Statement and the date of the Buyer Meeting to which such Proxy Statement relates, if applicable, and as of the date of any Registration Statement or other disclosure document with respect to a Qualified Offering, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement, any Registration Statement or any other disclosure document with respect to a Qualified Offering, as applicable, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that any information contained in any Buyer Report as of a later date shall be deemed to modify information as of an earlier date.”

(g)    Section 4.15 – No Financing. Section 4.15 of the Agreement shall be replaced in its entirety with the following Section 4.15:

“Section 4.15    No Financing. Buyer and Buyer Bank will have as of the Effective Time after giving effect to the Qualified Offering, without having to resort to external sources other than the Qualified Offering, sufficient capital to effect the transactions contemplated by this Agreement.”

(h)    Section 5.04 – Shareholder Approval. Section 5.04(b) of the Agreement shall be amended by adding the words “If the Requisite Buyer Shareholder Approval is Required by the NYSE Rules” at the beginning of that section and by adding to the following paragraph to Section 5.04(b) of the Agreement as Section 5.04(b)(iii):

“Buyer, Buyer Bank and Seller Entities agree to cooperate in the preparation of the Proxy Statement to be filed by Buyer with the SEC in connection with the receipt of the Requisite Buyer Shareholder Approval at the Buyer Meeting as promptly as practicable following the execution of this Agreement. Seller shall, as promptly as practicable following the execution of this Agreement, prepare and deliver to Buyer such information, financial statements and related analysis of the Seller Entities, including any audited financial statements or unaudited financial statements of the Seller Banks, any Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to the Seller Banks, in each case, as may be required by applicable SEC rules and regulations to be included in the Proxy Statement or any other report required to be filed by Buyer with the SEC, in each case, in compliance with applicable Laws. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Seller’s independent auditors in connection with the Proxy Statement.”

(i)    Section 5.05 – Qualified Offering. Section 5.05 of the Agreement shall be replaced in its entirety with the following new Section 5.05:

“Section 5.05    Qualified Offering.

(a)    As promptly as reasonably practicable following the date hereof, Buyer shall conduct an offering of a minimum of 4,806,710 shares of Buyer Common Stock (the “Minimum Offering Shares”) to raise sufficient net proceeds to finance the payment of the Cash Consideration at the Closing (such an offering, a “Qualified Offering”). Buyer shall be entitled to conduct the Qualified Offering in its sole and reasonable discretion, including the manner of such offering (e.g. a private placement or a registered underwritten public offering), determining the offering price for the shares of Buyer Common Stock offered in such offering, determining the total number of shares of Buyer Common Stock above the Minimum Offering Shares to be included in such offering, the engagement of financial advisors or underwriters with respect to such offering, the discounts and commissions to be paid to the underwriters, placement agents or similar advisors in such offering, the exact timing of such offering and the disclosure to be included in any Registration Statement, prospectus, offering circular or other disclosure document distributed to potential investors in such offering. Buyer shall also be permitted to sell the Minimum Offering Shares in multiple offerings that in combination will constitute a Qualified Offerings.

(b)    Seller shall, as promptly as practicable following the date hereof, prepare and deliver to Buyer such information, financial statements and related analysis of the Seller Entities, including any audited financial statements or unaudited financial statements of the Seller Banks, any Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to the Seller Banks, in each case, as may be required by applicable SEC rules and regulations in the event the Qualified Offering is conducted as a registered public offering for inclusion in the Registration Statement with respect thereto (or for inclusion in a resale Registration Statement in the event the Qualified Offering is conducted as a private placement with resale registration rights) or as may be reasonably requested by Buyer in the event the Qualified Offering is conducted as a private placement. Seller also agrees to cooperate with

Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Seller’s legal counsel and independent auditors in connection with the Qualified Offering.

(c)    Notwithstanding the foregoing, Buyer shall be permitted to delay or abandon the Qualified Offering in the event that market conditions, including the U.S. stock markets or the stock price of the Buyer Common Stock, deteriorate in such a manner that Buyer reasonably determines that proceeding with such Qualified Offering would not be in the best interests of the Buyer and its shareholders.

(d)    In the event the conditions to closing set forth in Sections 6.01(d) or 6.03(m) are not satisfied or the Buyer abandons the Qualified Offering in accordance with Section 5.05(c), the parties agree to negotiate in good faith prior to the Expiration Date amendments to this Agreement that are agreeable to Buyer and Buyer Bank, on the one hand, and Clayton and the Seller Entities, on the other hand, in each case in their sole discretion, that would enable the parties to obtain the necessary Regulatory Approvals required to consummate the Stock Purchase and the Bank Merger; provided, however, that nothing in this Section 5.05(d) shall be deemed to require any party to agree to any amendment to this Agreement and this Section 5.05(d) only obligates the parties to negotiate in good faith.”

(j)    Section 5.06 – Registration, Stock Consideration, NYSE Listing. Section 5.06(c) of the Agreement shall be replaced in its entirety with the following new Section 5.06(c):

“(c)    Buyer shall issue the Stock Consideration to Seller pursuant to an exemption under Section 4(a)(2) and Rule 506 of Regulation D under the Securities Act.”

(k)    Section 5.25 – Corporate Governance Matters. Section 5.25 of the Agreement shall be deleted in its entirety.

(l)    Section 5.29 – No Acquisition of Buyer Common Stock. The following paragraph shall be added to the Agreement as new Section 5.29:

“Section 5.29    No Acquisition of Buyer Common Stock. Except for the Stock Consideration, each of the Seller Entities and Clayton agree not to acquire beneficial ownership of, or the right to acquire beneficial ownership with respect to, any shares of Buyer Common Stock.”

(m)    Section 6.01 – Conditions to Obligations of the Parties to Effect the Stock Purchase. The following paragraph shall be added to Section 6.01 of the Agreement as Section 6.01(d):

“(d)    Qualified Offering. The Minimum Offering Shares shall have been issued and sold in the Qualified Offering.”

(n)    Section 6.02(e) – Shareholders Agreement. Section 6.01(e) of the Agreement shall be deleted in its entirety and Exhibit D to the Agreement shall be deleted in its entirety.

(o)    Section 6.03 – Conditions to Obligations of Buyer. The following paragraph shall be added to Section 6.03 of the Agreement as Section 6.03(m):

“(m)    Qualified Offering.    The sale of the Minimum Offering Shares in the Qualified Offering shall have resulted in net proceeds to the Buyer equal or greater to the Cash Consideration set forth in Section 1.02(a)(1).”

(p)    Section 11.01 – Definitions:

(1)    The definition of “Agreement” shall be amended by adding the words “and as the Agreement may be amended from time to time” at the end of the definition.

(2)    The definition of “Debt Consideration” shall be replaced in its entirety by the following: “Debt Consideration” has the meaning set forth in Section 1.02(a)(iii).

(3)    The definition of “Proxy Statement” shall be replaced in its entirety by the following: “Proxy Statement” means, if the Requisite Buyer Shareholder Approval is required by the NYSE Rules, the proxy statement and other proxy solicitation materials of Buyer relating to the Buyer Meeting.

(4)    The definition of “Requisite Buyer Shareholder Approval” shall be replaced in its entirety by the following: “Requisite Buyer Shareholder Approval” means, if and as such approval is required by the NYSE Rules, the approval of the issuance of the shares of Buyer Common Stock in connection with the transactions contemplated by this Agreement by a majority of the votes cast at the Buyer Meeting.

(5)    The following definitions shall be added to Section 11.01:

(i)    “beneficially own” shall have the meaning ascribed to such terms in Rule 13d-3 under the Exchange Act.

(ii)     “Cash Consideration” has the meaning set forth in Section 1.02(a)(ii) and shall include any amounts paid to Seller pursuant to Section 1.02(b).

(iii)    “Minimum Offering Shares” has the meaning set forth in Section 5.05(a).

(iv)    “NYSE Rules” means the rules and policies promulgated by the NYSE applicable to the Buyer.

(v)    “Principal Amount” has the meaning set forth in Section 1.02(a)(iii).

(vi)    “Qualified Offering” has the meaning set forth in Section 5.05(a).

(vii)    “Registration Statement” means any registration statement filed by the Company under the Securities Act to register under the Securities Act the shares of Buyer Common Stock to be issued and sold by Buyer in a Qualified Offering or the resale of shares of Buyer Common Stock sold in a Qualified Offering.

(q)    Requisite Buyer Shareholder Approval. Each instance of the words “Requisite Buyer Shareholder Approval” in the Agreement (except for the defined term “Requisite Buyer Shareholder Approval” in Section 11.01 of the Agreement) shall be replaced with the words “Requisite Buyer Shareholder Approval, if required by the NYSE Rules.”

Section 3.    Representations and Warranties of the Parties.

(a)    Representations and Warranties of Seller Entities. The Seller Entities hereby represent and warrant, jointly and severally, to Buyer and Buyer Bank:

(1)    This Amendment and the revised terms of the Stock Purchase as set forth in this Amendment has been authorized by all necessary corporate action of each Seller Entity and each Seller Entity’s respective boards of directors on or prior to the date hereof. Seller, as the sole shareholder of Seller Banks, has approved this Amendment. No other corporate proceedings on the part of any Seller Entity are required by Law, the Charter of or the Bylaws of any Seller Entity or otherwise to approve this Amendment or the revised terms of the Stock Purchase.

(2)    This Amendment and the revised terms of the Stock Purchase set forth in this Amendment has been duly and validly executed and delivered by each Seller Entity and (assuming due authorization, execution and delivery by Buyer and Buyer Bank) constitutes the valid and legally binding obligation of Seller Entities, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(3)    No Seller Entity has any Knowledge of any facts or circumstances that would result in a breach of any representations and warranties of the Seller Entities set forth in ARTICLE III of the Agreement (after giving effect to this Amendment) that, if continuing at Closing, would result in the failure of the condition to closing set forth in Section 6.03(a) from being satisfied.

(b)    Representation and Warranties of Buyer and Buyer Bank. The Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Buyer and Buyer Bank:

(1)    Subject only to the receipt of the Requisite Buyer Shareholder Approval at the Buyer Meeting, if required by the NYSE Rules, this Amendment and the revised terms of the Stock Purchase set forth in this Amendment have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof.

(2)    Buyer and Buyer Bank have duly executed and delivered this Amendment and, assuming due authorization, execution and delivery by Seller Entities, this Amendment is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(3)    Neither Buyer nor Buyer Bank has any Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach of any representations and warranties of Buyer and Buyer Bank set forth in ARTICLE IV of the Agreement (after giving effect to this Amendment) that, if continuing at Closing, would result in the failure of the condition set forth in Section 6.02(a) of the Agreement from being satisfied.

Section 4.    No Other Amendments. Except as expressly provided in this Amendment, each of the terms and provisions of the Agreement shall remain in full force and effect in accordance with its terms. The amendments set forth herein are limited precisely as written and shall not be deemed to be an amendment or waiver to any other term or condition of the Agreement or any of the documents referred to therein. Whenever the Agreement is referred to herein and in any other agreements, documents and instruments, such reference shall be to the Agreement as amended hereby.

Section 5.    Governing Law. This Amendment shall be construed and enforced in accordance with, and governed by, the laws of the State of Tennessee.

Section 6.    Counterparts; Facsimile Signatures. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be acceptable and binding.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FB FINANCIAL CORPORATION

By:	/s/ Christopher T. Holmes
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

FIRSTBANK

By:	/s/ Christopher T. Holmes
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

CLAYTON HC, INC.

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

CLAYTON BANK AND TRUST

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

AMERICAN CITY BANK

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

JAMES L. CLAYTON

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman